                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           Filed by the Registrant {X}

                 Filed by a Party Other than the Registrant { }

Check the appropriate box:

{ } Preliminary Proxy Statement
{ } Confidential, for Use of the Commission only (as permitted by
    Rule 14a-6(e)(2))
{X} Definitive Proxy Statement
{ } Definitive Additional Materials
{ } Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           SCHEIN PHARMACEUTICAL, INC.
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

{X} No fee required.

{ } Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1. Title of each class of securities to which transaction applies:

    2. Aggregate number of securities to which transaction applies:

    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4. Proposed maximum aggregate value of transaction:

    5. Total fee paid:

{ } Fee paid previously with preliminary materials.

{ } Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1. Amount Previously Paid:
    2. Form, Schedule or Registration Statement No.:
    3. Filing Party:
    4. Date Filed:

                           SCHEIN PHARMACEUTICAL, INC.

                                100 CAMPUS DRIVE
                         FLORHAM PARK, NEW JERSEY 07932


                                 April 14, 2000


Dear Stockholder:

        On behalf of the Board of Directors, I cordially invite you to attend the 2000 Annual Meeting of Stockholders of Schein Pharmaceutical, Inc. The Annual Meeting will be held on Tuesday, May 16, 2000, beginning at 10:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960. The formal Notice of Annual Meeting is set forth in the enclosed material.

        The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on the Company's operation.

        It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

        We appreciate your investment in Schein Pharmaceutical, Inc. and urge you to return your proxy card as soon as possible.


                                      Sincerely,


                                      Martin Sperber
                                      Chairman of the Board of Directors and
                                      Chief Executive Officer

                           SCHEIN PHARMACEUTICAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


        Notice is hereby given that the Annual Meeting of Stockholders of Schein Pharmaceutical, Inc. (the "Company") will be held on Tuesday, May 16, 2000, beginning at 10:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960 for the following purposes:

1. to elect two directors, each for a term of three years expiring in 2003;

2. to increase the aggregate number of shares of the Company's common stock, par value $.01 per share ("Common Stock"), subject to awards under the Company's 1995 Non-Employee Director Stock Option Plan from 105,000 to 210,000 shares;

3. to ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 30, 2000; and

4. to transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

        Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice. Financial and other information concerning the Company is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 25, 1999.

        The Board of Directors has fixed the close of business on March 20, 2000 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders of record entitled to vote at the meeting will be produced at the time and place of the meeting and will be open to stockholders of record during the whole time thereof.

        So that we may be sure your shares will be voted at the meeting, please date, sign and return the enclosed proxy card promptly. For your convenience, a postpaid return envelope is enclosed for your use in returning your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

                                      By Order of the Board of Directors,


                                      Paul Feuerman
                                      Secretary


Florham Park, New Jersey
April 14, 2000


        YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                           SCHEIN PHARMACEUTICAL, INC.

                                100 CAMPUS DRIVE
                         FLORHAM PARK, NEW JERSEY 07932

                                                           April 14, 2000

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 16, 2000

GENERAL INFORMATION

        The enclosed proxy is solicited by the Board of Directors of Schein Pharmaceutical, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting" or "Annual Meeting") to be held on Tuesday, May 16, 2000, beginning at 10:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960, and at any postponement or adjournment thereof.

        The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, par value $.01 per share ("Common Stock"), of the Company. At the close of business on March 20, 2000 (the "Record Date"), there were outstanding and entitled to vote 32,983,864 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors.

        The Annual Report to Stockholders for the year ended December 25, 1999 is being furnished with this Proxy Statement to the holders of record of Common Stock on the Record Date. The Annual Report does not form any part of the material for the solicitation of proxies. The Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about April 14, 2000.

VOTING AND PROXY PROCEDURES

        Properly executed proxies received in time for the Meeting will be voted in accordance with the directions given in the proxy. The enclosed proxy card provides a means for the holders of Common Stock to vote for both nominees for director listed therein or to withhold authority to vote for one or both of such nominees, and to vote for, against or abstain as to each other matter listed in the Notice of Annual Meeting of Stockholders. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for (1) the election of the two nominees for director named herein, (2) an increase in the aggregate number of shares of Common Stock subject to awards under the 1995 Non-Employee Director Plan, as amended (the "1995 Non-Employee Director Plan"), from 105,000 to 210,000 shares and (3) the ratification of the appointment of BDO Seidman, LLP ("BDO") as the Company's independent auditors for the fiscal year ending December 30, 2000.

        If the enclosed proxy card is executed and returned, it may nevertheless be revoked by a duly executed later dated proxy, by written notice filed with the Secretary of the Company at the Company's corporate office at any time before the proxy is exercised, or by voting in person at the Annual Meeting.

        The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. In accordance with the rules of the New York Stock Exchange, the affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the proposal to increase the aggregate number of shares of Common Stock subject to awards under the 1995 Non-Employee Director Plan; provided that the total votes cast on the proposal represents over 50% of all shares of Common Stock entitled to vote on the proposal. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the appointment of BDO as the Company's independent auditors for the fiscal year ending December 30, 2000 and for any other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.

        Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

        The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the Common Stock of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

        The following table sets forth as of March 2, 2000 certain information with respect to shares of Common Stock beneficially owned by each of its directors and nominees for directors, by each executive officer named in the Summary Compensation Table, by all of its directors and executive officers as a group and by persons who are known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

           NAME, ADDRESS AND NATURE            NUMBER OF SHARES       PERCENT OF
          OF BENEFICIAL OWNERSHIP(1)         BENEFICIALLY OWNED(2)      CLASS
          --------------------------         ---------------------      -----
Marvin H. Schein(3)(4)....................          9,252,110           28.05%
 137 Commercial Street
  Plainview, NY 11803
Bayer Corporation.........................          8,141,910           24.69%
  100 Bayer Road
  Pittsburgh, PA 15205
Pamela Schein(3)(4).......................          7,144,410           21.66%
  140 West 57th Street
  Ninth Floor
  New York, NY  10019
Pamela Joseph(4)..........................          2,785,440            8.45%
Martin Sperber(4).........................          1,313,532            3.91%
Dariush Ashrafi...........................            493,904            1.49%
Paul Feuerman.............................            119,495            *
Paul Kleutghen............................             98,673            *
Whitney K. Stearns, Jr. ..................             76,683            *
Javier Cayado.............................             95,873            *
Richard L. Goldberg.......................             21,138            *
Harvey Rosenthal..........................              6,292            *
Joseph A. Akers...........................                  0            *


                                       -3-

           NAME, ADDRESS AND NATURE            NUMBER OF SHARES       PERCENT OF
          OF BENEFICIAL OWNERSHIP(1)         BENEFICIALLY OWNED(2)      CLASS
          --------------------------         ---------------------      -----
Judith Hemberger..........................                  0            *
Directors and Executive Officers as a
         Group (10 persons)(3)(4).........          2,225,590            6.50%

--------------------
(*)     Denotes less than 1%.

(1) Unless otherwise indicated, the address for each person is c/o Schein Pharmaceutical, Inc., 100 Campus Drive, Florham Park, New Jersey 07932.

(2) Includes shares issuable upon the exercise of options which will become exercisable on or before May 1, 2000 to the following: Martin Sperber (651,475), Dariush Ashrafi (203,917), Paul Feuerman (116,767), Paul Kleutghen (93,908), Whitney K. Stearns, Jr. (73,517), Javier Cayado (95,416), Richard L. Goldberg (16,138), Harvey Rosenthal (1,292), and the Directors and Executive Officers as a Group (1,252,430).

(3) Information based upon a Schedule 13D dated March 13, 2000 filed with the Securities and Exchange Commission by Mr. Schein, certain trusts established by Mr. Schein, Ms. Schein, certain trusts established by Ms. Schein, Leslie J. Levine, Judith Shafran, Irving Shafran and Robert D. Villency. The Schedule 13D reports that the filing persons have entered into an understanding to vote all the shares over which any of them has voting control in favor of certain matters described in the Schedule 13D.

(4) Includes all shares for which such stockholder is either the direct beneficial owner or holds in trust for his or her family members' benefit and/or charities for which such stockholder is trustee.

                    MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

        The Company's Restated Certificate of Incorporation provides that the Board of Directors will consist of not fewer than five or more than nine persons, unless otherwise determined by the Board of Directors. The Board of Directors has fixed the authorized number of directors at seven.

        The Restated Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, with such classes to be as nearly equal in number as the total number of directors constituting the entire Board of Directors permits. The terms of office of the respective classes expire in successive years. At the Annual Meeting, two members are to be elected to the Board of Directors to serve for a term of three years until the annual meeting of stockholders in 2003. Each of the nominees is now a director of the Company and is standing for reelection. The Board of Directors has no reason to believe that either of the nominees will be unable to serve if elected to office and, to the knowledge of the Board, the nominees intend to serve the entire term for which election is sought. Should either or both of the nominees named herein become unable or unwilling to accept nomination or election, the persons named in the proxy will vote for such other person or persons as the Board of Directors may recommend.

        Pursuant to the Restructuring Agreements (as defined on page 30), until Bayer Corporation owns less than 10% of the Company's outstanding Common Stock, Bayer Corporation is entitled to nominate a number of members of the Board of Directors of the Company equal to the product of the number of members of the Board of Directors and its percentage stockholdings of Common Stock at the time of nomination. In this regard, Bayer Corporation nominated Joseph A. Akers as a member of the Board of Directors. Until May 15, 2001, Bayer Corporation and certain of the Company's principal stockholders must vote for the election of Bayer Corporation's nominee(s). See "Restructuring Agreements."

NOMINEES FOR ELECTION TO TERM EXPIRING 2003

DARIUSH ASHRAFI

        Mr. Ashrafi, 53, has been President and Chief Operating Officer since November 1999, and a director of the Company since September 1997. He was previously Executive Vice President and Chief Financial Officer from October 1995 until November 1999 and Senior Vice President and Chief Financial Officer from May 1995 until September 1995. From 1990 to 1995, Mr. Ashrafi was Senior Vice President, Chief Financial Officer and director of The Warnaco Group, Inc., an apparel company. Prior to joining Warnaco, he spent 18 years with Ernst & Young LLP and became a partner in 1983. Mr. Ashrafi received his B.S. degrees in Aeronautical and Astronautical Engineering and in Management Science from the Massachusetts Institute of Technology and his M.S. in Finance from the Massachusetts Institute of Technology Sloan School.

HARVEY ROSENTHAL

        Mr. Rosenthal, 57, has been a director of the Company since August 1998. He is Chair of the Audit Committee and a member of the Compensation Committee of the Board of Directors of the Company. Mr. Rosenthal served as President and Chief Operating Officer of Melville Corporation from December 1993 to October 1996, and as a member of its board of directors until June 1997. Prior to assuming his position as President and Chief Operating Officer, Mr. Rosenthal held key positions at CVS, a chain drugstore company and division of Melville, for over 24 years, including 10 years as President and CEO. Mr. Rosenthal is a member of the board of directors of LoJack Corporation and a member of the board of trustees for EQ Advisors Trust. He is also a trustee and executive committee member of the Dana-Farber Cancer Institute. Mr. Rosenthal is a graduate of Harvard College and earned an MBA from Harvard Business School. He also holds an Honorary Doctor of Science in Pharmacy from Massachusetts College of Pharmacy.

INCUMBENT DIRECTORS - TERM EXPIRING 2001

JOSEPH A. AKERS

        Mr. Akers, 54, has been a director of the Company since May 1999. Mr. Akers is currently the Executive Vice President and Chief Administrative and Financial Officer of Bayer Corporation. Mr. Akers joined Bayer in Berkeley, California, in 1970. From 1979 to 1981, he worked in the Pharmaceutical Division of Bayer's parent company, Bayer A.G., in Germany. He transferred in 1986 to Bayer's Pharmaceutical Division in West Haven, Connecticut, and held various positions in finance. He joined Bayer's Diagnostics Division in Tarrytown, New York, in 1992, where he held the position of Senior Vice President and head of the Europe Region and Senior Vice President, Finance, Controlling and Administration. In April 1999, he became Executive Vice President and Chief Administrative and Financial Officer of Bayer Corporation. Mr. Akers received his B.S. degree in marketing and an M.B.A. in finance from the University of California at Berkeley.

PAUL FEUERMAN

        Mr. Feuerman, 40, has been General Counsel since 1991, Executive Vice President, Corporate Affairs, since January 2000, and a director of the Company since September 1997. Previously, he was a Senior Vice President of the Company from February 1997 until December 1999 and a Vice President from January 1993 until February 1997. Mr. Feuerman previously was associated with the law firm Proskauer Rose LLP. He received his B.A. from Trinity College and his J.D. from Columbia Law School.

JUDITH HEMBERGER

        Dr. Hemberger, 52, has been a director of the Company since August 1999. She is Chair of the Compensation Committee and a member of the Audit Committee of the Board of Directors of the

Company. Dr. Hemberger is currently Executive Vice President, Chief Operating Officer and a director of Pharmion Corporation. She previously served as Senior Vice President, Business Development for AVAX Technologies, Inc., Senior Vice President, Global Drug Regulatory Affairs for Hoechst Marion Roussel and Vice President, Commercial Development and Medical Affairs for Marion Merrell Dow Inc. Dr. Hemberger is currently an adjunct assistant professor, University of Missouri, Kansas City School of Pharmacy. In addition, she is a member of the boards of directors of Cell Pathways Inc. and Pharmaceutical Research Associates International, Inc. Previously, she was a member of the board of directors of NexStar Pharmaceuticals, Inc. prior to its merger with Gilead Sciences, Inc. and Marion Merrell Dow before it merged with Hoechst Marion Roussel. In addition to a master's degree in business administration, Dr. Hemberger holds a doctorate degree in Pharmacology from the University of Missouri, Kansas City.

INCUMBENT DIRECTORS - TERM EXPIRING 2002

RICHARD L. GOLDBERG

        Mr. Goldberg, 64, has been a director of the Company since September 1994. He is currently a Senior Partner at Proskauer Rose LLP and has been a member of that law firm since 1990. Prior to 1990, he was a Senior Partner at Botein Hays & Sklar. Mr. Goldberg is also a member of the board of directors of Comtech Telecommunications Corp. (NASDAQ). He is a graduate of Brooklyn College and received his J.D. from Columbia Law School.

MARTIN SPERBER

        Mr. Sperber, 68, has been Chairman, Chief Executive Officer and a director of the Company since 1989. From 1985 until November 1999, Mr. Sperber was also President of the Company. Mr. Sperber has been employed in various positions in the Schein organization for over 40 years. Mr. Sperber is a member of the Board of the Generic Pharmaceutical Industry Association, a member of the Board of the American Foundation for Pharmaceutical Education, a member of the American Pharmaceutical Association and a member of the Council of Overseers of the Long Island University Arnold and Marie Schwartz College of Pharmacy. Mr. Sperber received his B.S. degree in Pharmacy from Columbia University.

                          -----------------------------

        The Company's Restated Certificate of Incorporation provides that nominations for the election of directors may be made: (a) by or at the direction of the Board of Directors or (b) by or on behalf of a stockholder of the Company, or a duly authorized proxy for such stockholder, who is a stockholder of record at the time of giving notice and who shall be entitled to vote for the election of directors at the meeting. Nominations by stockholders shall be made by notice, in writing to the Secretary of the Company delivered or mailed to, and received at, the principal executive offices of the Company not fewer than 60 days or more than 90 days prior to the anniversary date of the immediately preceding annual meeting, provided that if the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received not earlier than 90 days prior to such annual meeting and not later than 60 days prior to such annual meeting. Each such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (including such person's written consent to being named as a nominee and to serving as a director, if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder, (ii) the class and number of shares of stock of the Company beneficially owned by such stockholder and represented by proxy and
(iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of such stockholder in such nomination.

        The Company was advised on March 13, 2000 by certain stockholders that they or their agents (the "Marvin Schein/Irving Shafran Group") intend, among other things, to nominate two individuals to be elected as directors with a term expiring in 2003 to the Board of Directors of the Company. In the event the Marvin Schein/Irving Shafran Group nominates two persons to be elected as directors with a term expiring in 2003 in opposition to the Board of Directors' nominees identified above, and such Group's nominees are elected to the Board of Directors at the Annual Meeting, the remaining members of the Board of Directors intend, as soon as practicable thereafter, to increase the size of the Board of Directors and re-elect Dariush Ashrafi, the President and Chief Operating Officer of the Company, and Harvey Rosenthal, the Chairman of the Audit Committee of the Board of Directors and one of the two outside directors on the Compensation Committee of the Board of Directors. It is anticipated that Mr. Ashrafi would be placed in the class of directors whose term expires in 2003 and that Mr. Rosenthal would be placed in the class of directors whose term expires in 2002. Such an increase in the size of the Board of Directors would permit Bayer Corporation to designate one director in addition to Mr.
Akers.  See "Restructuring Agreements."

COMMITTEES OF THE BOARD OF DIRECTORS

        The Board of Directors of the Company has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee approves the compensation for senior executives of the Company and administers the Company's stock option plans. The members of the Compensation Committee are Dr. Hemberger and Mr. Rosenthal.

        The Audit Committee has general responsibility for surveillance of financial controls, as well as for accounting and audit activities of the Company. The Audit Committee annually reviews the qualifications of the Company's independent certified public accountants, makes recommendations to the Board of Directors as to their selection and reviews the plan, fees and results of their audit. The members of the Audit Committee are Dr. Hemberger and Mr. Rosenthal.

MEETINGS OF THE BOARD OF DIRECTORS

        During the fiscal year ended December 25, 1999, the Board of Directors met 13 times, the Compensation Committee met 13 times and the Audit Committee met 1 time. Prior to the formation of the Audit Committee in 1999, Mr. Rosenthal, the current Chair of the Audit Committee, met periodically with management.

COMPENSATION OF DIRECTORS

        Directors who are also officers of the Company do not receive any fee or remuneration for services as members of the Board of Directors. Each outside director receives a retainer at an annual rate of $20,000, unless he or she waives such retainer in favor of receiving a greater number of options under the 1995 Non-Employee Director Plan, as well as a fee of $1,000 for each meeting of the Board of Directors attended in person and $500 if participated in by telephone. In addition, a fee of $500 per meeting is paid to directors for attendance at or participation in any meeting of a committee of the Board of Directors. In fiscal 1999, Mr. Akers received $8,500, Mr. Goldberg received $14,500 and Dr. Hemberger received $9,500 (each of whom waived the annual retainer). Mr. Rosenthal (who did not waive the annual retainer) received $38,500. As a result of waiving the annual retainer, Mr. Akers, Mr. Goldberg and Dr. Hemberger each received additional options to purchase shares of Common Stock as described below.

        Under the 1995 Non-Employee Director Plan, on the first business day after January 1 of each year, each outside director is automatically granted options to purchase a number of shares of Common Stock determined by dividing $50,000 ($100,000 in the case of an outside director who has waived the annual retainer) by the Fair Market Value of a share of Common Stock on the grant date. A pro rata grant is made to directors who join the Board of Directors during the year. The exercise price per share is 100% of the Fair Market Value on the date of grant. The options vest over a period of three years and expire after ten years. In fiscal 1999, Mr. Goldberg was granted options to purchase up to 6,504 shares of Common Stock at a price per share of $15.38; Mr. Akers was granted options to purchase up to 5,129 shares of Common Stock at a price per share of $12.13; Dr. Hemberger was granted options to purchase up to 2,670 shares of Common Stock at a price per share of $15.19; and Mr. Rosenthal was granted options to purchase up to 3,252 shares of Common Stock at a price per share of $15.38.

VOTE REQUIRED

        The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                 VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has furnished the following report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in the "Report of the Compensation Committee of the Board of Directors" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "Commission"), nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

        The Compensation Committee of the Board of Directors, which also serves as the Stock Option Committee, has responsibility for determining the Company's compensation program for its executive officers, including the named executive officers. In so doing, the Committee seeks to ensure that the program is competitive in level and structure with the programs of other pharmaceutical businesses and comparable-size companies in general, and that it is both supportive of the Company's financial and operating objectives and aligned with the financial interests of the Company's stockholders. The Company and the Compensation Committee receive advice from an independent executive compensation consulting firm regarding the program, and members of the Committee regularly discuss the performance of executive officers with the Chief Executive Officer and, as occasion permits, observe the executive officers' performances directly.

        PROGRAM COMPONENTS AND ORIENTATION

        The Company's executive officer compensation program is intended to enable the Company to attract and retain high quality, effective executives whose ultimate responsibility is to enhance stockholder value, and to compensate these persons based on their and the Company's performance and on the longer-term value they create for the Company's stockholders. The components of the compensation program have traditionally consisted of base salary, annual incentive payments and periodic grants of stock options.

        The competitiveness of the Company's compensation program is measured relative to the practices of other pharmaceutical companies and comparable-size companies in general. Salaries, incentive payment opportunities and stock option grants, in the aggregate, are generally oriented to the 50th to 75th percentile of competitive practices, with exceptions occurring when considered necessary by the Committee, on the recommendation of the Chief Executive Officer, to achieve objectives significant to the Company's interest at the time.

        BASE SALARY

        The Committee annually reviews executive officer salaries (other than for the Company's Chief Executive Officer whose salary is set forth in his employment agreement) and, after consideration with the Chief Executive Officer, makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases, if made, generally occur during the first quarter of the calendar year retroactive to January 1st of that year. Salaries of the named executive officers for 1999, excluding Mr. Sperber (and Mr. Cayado who became a part-time employee effective August 1, 1999), reflect increases which place these salaries in about the 90th percentile of competitive practices, in the view of the Company's executive compensation consulting firm.

        ANNUAL INCENTIVE COMPENSATION

        Annual incentive compensation for executive officers under the Company's Management Incentive Plan ("MIP") is designed to incentivize these key people and reward the achievement of pre-established corporate, business unit and individual performance goals annually determined by the Chief Executive Officer. Corporate and business unit goals are typically financial, while individual performance goals are person-specific and include items such as compliance, pipeline management and production targets.

        Following year-end, the Chief Executive Officer reviews that year's corporate, business unit and individual performances against MIP goals and award opportunities previously established and determines MIP award payments, all of which is then presented to the Committee for its consideration and action. Against the background of the Company's financial results for 1999, no MIP awards were recommended or made to the named executive officers.

        STOCK OPTIONS

        The Committee believes that stock options play a major role in directly aligning the long-term financial interests of the Company's officers and stockholders, and in retaining key executives, and makes grants on an annual or more frequent basis. In fiscal 1999, the Committee granted options to the named executive officers at an average exercise price of $10.49 per share. These grants took into account the options previously granted to each of the named executive officers, none of which had been exercised, and reflected special retention needs of the Company.

        THE CHIEF EXECUTIVE OFFICER

        Mr. Sperber had voluntarily reduced by 10% his contractual salary of $700,000 for 1998. In view of the extraordinary time and effort required to deal with the challenges facing the Company, in 1999 Mr. Sperber's salary was restored to the level provided for in his contract but the Committee, in concurrence with Mr. Sperber, did not award any incentive compensation to him for 1999. During 1999, the Committee determined that it would be in the best interests of the Company to extend the term of Mr. Sperber's employment contract to January 1, 2001. His employment agreement was also amended to provide that in the event of a termination in relation to a change of control, he will receive (together with a "gross-up" amount) a payment equal to two times the sum of his base salary plus $375,000 and all of his stock options will fully vest and remain exercisable for a period of three years from the date of termination. The amended agreement also provides that if the Company fails to offer to extend Mr. Sperber's employment agreement for a period of one year beyond its then current term, he will receive a payment equal to the sum of his base salary plus $375,000. Mr. Sperber's employment contract is more fully described under "Employment Agreements" elsewhere in this Proxy Statement.

        DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the named executive officers, unless such compensation satisfies certain conditions. No named executive officer was paid compensation in excess of $1 million in 1999. The Company intends to structure future compensation in a manner that will achieve maximum deductibility under Section 162(m) without materially interfering with its corporate objectives or structure.

                                           Members of the Compensation Committee

                                           Judith Hemberger
                                           Harvey Rosenthal


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        David R. Ebsworth, an Executive Vice President of Bayer Corporation, which has relationships and agreements with the Company referred to under "Restructuring Agreements" on page 30 and "Certain Transactions" on page 33, was a director of the Company until he resigned on May 19, 1999. Richard L. Goldberg is a member of Proskauer Rose LLP, which rendered legal services to the Company in 1999 and continues to render such services in 2000. Mr. Ebsworth served as a member of the Compensation Committee of the Board of Directors until May 1999, when he was replaced by Harvey Rosenthal. Mr. Goldberg served as a member of the Compensation Committee of the Board of Directors until August 1999, when he was replaced by Dr. Judith Hemberger. None of these directors is or has been an officer or employee of the Company.

EXECUTIVE COMPENSATION SUMMARY TABLE

        The following table sets forth certain information concerning compensation for the fiscal years ended December 25, 1999, December 26, 1998 and December 27, 1997 of the Company's Chief Executive Officer and the four other most highly compensated executive officers (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------

                                                                                                LONG-TERM
                                                                                               COMPENSATION
                                                                                               ------------
                                                            ANNUAL COMPENSATION(1)          AWARDS     PAYOUTS
                                                            ----------------------          ------     -------
                                                                                          SECURITIES
                                                                           OTHER ANNUAL   UNDERLYING     LTIP         ALL OTHER
         NAME AND PRINCIPAL POSITION                 SALARY      BONUS     COMPENSATION   OPTIONS(#) PAYOUTS($)(2)  COMPENSATION(3)
         ---------------------------                 ------      -----     ------------   ---------- -------------  ---------------
Martin Sperber.............................  1999  $  700,000  $     --      $ 8,860        75,000     $    --       $ 23,828(4)
    Chairman of the Board of Directors       1998     630,000        --        9,381       222,000                     35,734(4)
    and Chief Executive Officer              1997     700,000   400,000        9,436                        --         33,602(4)

Dariush Ashrafi............................  1999     416,730        --        2,813        80,000      75,000         57,878(5)
    President, Chief Operating Officer and   1998     347,000        --        5,418        77,500      75,000         43,807(5)
    Director                                 1997     341,000    93,000       10,300        57,750      75,000         25,274(5)

Paul Feuerman..............................  1999     275,000        --        8,610       180,000     150,000          5,578(6)
    Executive Vice President, Corporate      1998     239,000        --        8,011        73,575     150,000         23,494(6)
    Affairs, General Counsel and Director    1997     225,000    61,000        8,596        15,750     100,000         17,462(6)

Paul Kleutghen.............................  1999     265,000        --        8,519        20,000     150,000         12,042(7)
    Senior Vice President, Strategic         1998     239,000        --       10,364        51,875     150,000         43,237(7)
    Development                              1997     211,000    37,300        9,362         8,925     100,000         37,142(7)

Whitney K. Stearns, Jr.....................  1999     206,000        --        5,967        12,500     100,000          6,041(8)
    Senior Vice President and                1998     170,000        --        6,027        26,800     100,000         19,831(8)
    Chief Financial Officer                  1997     163,000    30,000        5,314         8,400     100,000         14,991(8)


Javier Cayado..............................  1999     234,000        --        2,679        15,000      75,000         25,401(9)
    Former Senior Vice President,            1998     239,000        --       10,209        72,250      75,000         42,279(9)
    Technical Operations                     1997     220,000    37,000          398        10,500     100,000         30,625(9)



-----------------

(1) The compensation described in this table does not include medical, dental or other benefits available generally to all salaried employees of the Company, as well as certain perquisites and other personal benefits, the value of which does not exceed the lesser of $50,000 or 10% of the named executive officer's total salary and bonus reported in this table.

(2) LTIP Payouts reflect Long Term Incentive Plan ("LTIP") payments pursuant to various deferred compensation agreements.

(3) For 1998 and 1997, includes the Company's Book Equity Appreciation Rights Program (the "BEARs Program"), which allows certain employees to benefit from an increase in the Company's book value (calculated according to a formula defined in the BEARs Program). In 1999 the BEARs Program was terminated and all BEARs were converted to cash and paid out to participants. All participants were fully vested in their book equity appreciation rights ("BEARs"). For 1999, 1998 and 1997, the method used to determine the cost of term life insurance coverage provided by the Company has been changed to reflect the economic benefit designated by the Internal Revenue Code Section 79(c) for uniform premiums for group term life insurance (the "IRS Benefit") to the named executive officer instead of the cost to the Company.

(4) In 1999 All Other Compensation includes $19,028 for the IRS Benefit for term life insurance coverage provided by the Company and $4,800 for the Company Retirement Plan employer matching contributions. In 1998 All Other Compensation includes $8,000 for the Company Retirement Plan of Schein Pharmaceutical, Inc. & Affiliates discretionary contribution, $22,934 for the IRS Benefit for term life insurance coverage provided by the Company and $4,800 for the Company Retirement Plan employer matching contributions. In 1997 All Other Compensation includes $8,000 for the Company Retirement Plan discretionary contribution, $24,402 for the IRS Benefit for term life insurance coverage provided by the Company and $1,200 for the Company Retirement Plan employer matching contribution.

(5) In 1999 All Other Compensation includes $49,867 for the value of the Split Dollar Life Insurance Plan (the "Life Insurance Plan"), $4,800 for the Company Retirement Plan employer matching contribution and $3,211 for the IRS Benefit for term life insurance coverage provided by the Company. In 1998 All Other Compensation includes $14,000 for the Company's Supplemental Retirement Plan contribution, $8,000 for the Company Retirement Plan discretionary contribution, $13,204 for the value of the Split Dollar Life Insurance Plan, $4,800 for the Company Retirement Plan employer matching contribution and $3,803 for the IRS Benefit for term life insurance coverage provided by the Company. In 1997 All Other Compensation includes $12,363 for the Supplemental Retirement Plan contribution, $8,000 for the Company Retirement Plan discretionary contribution, $1,200 for the Company Retirement Plan employer matching contribution and $3,711 for the IRS Benefit for term life insurance coverage provided by the Company.

(6) In 1999 All Other Compensation includes $4,800 for the Company Retirement Plan employer matching contribution and $778 for the IRS Benefit for term life insurance coverage provided by the Company. In 1998 All Other Compensation includes $3,207 for the value of the BEARs Program, $8,000 for the Company Retirement Plan discretionary contribution, $6,925 for the Supplemental Retirement Plan contribution, $4,800 for the Company Retirement Plan employer matching contribution and $562 for the IRS Benefit for term life insurance coverage provided by the Company. In 1997 All Other Compensation includes $2,583 for the value of the BEARs Program, $8,000 for the Company Retirement Plan discretionary contribution, $5,086 for the Supplemental Retirement Plan contribution, $1,200 for the Company Retirement Plan employer matching contribution and $593 for the IRS Benefit for term life insurance coverage provided by the Company.

(7) In 1999 All Other Compensation includes $1,819 for the value of the Split Dollar Life Insurance Plan, $4,800 for the Company Retirement Plan employer matching contribution and $1,228 for the IRS Benefit for term life insurance coverage provided by the Company, and $4,195 for a forgiven personal loan. In 1998 All Other Compensation includes $4,009 for the value of the BEARs Program, $12,095 for a forgiven equity loss loan, $8,000 for the Company Retirement Plan discretionary contribution, $5,713 for a forgiven personal loan, $5,777 for the Supplemental Retirement Plan contribution, $4,800 for the Company Retirement Plan employer matching contribution, $1,340 for the value of the Split Dollar Life Insurance Plan and $1,503 for the IRS Benefit for term life insurance provided by the Company. In 1997 All Other Compensation includes $3,229 for the value of the BEARs Program, $12,095 for a forgiven equity loss loan, $8,000 for the Company Retirement Plan discretionary contribution, $5,713 for a forgiven personal loan, $4,693 for the Supplemental Retirement Plan contribution, $1,200 for the Company Retirement Plan employer matching contribution, $892 for the value of the Split Dollar Life Insurance Plan and $1,320 for the IRS Benefit for term life insurance provided by the Company.

(8) In 1999 All Other Compensation includes $353 for the value of the Split Dollar Life Insurance Plan, $4,800 for the Company Retirement Plan employer matching contribution, and $888 for the for the IRS Benefit for term life insurance coverage provided by the Company. In 1998 All Other Compensation Includes $4,009 for the value of the BEARs Program, $2,004 for the Company's Supplemental Retirement Plan contribution, $8,000 for the Company Retirement Plan discretionary contribution, $ 4,800 for the Company Retirement Plan employer matching contribution and $1,018 for the IRS Benefit for term life insurance coverage provided by the Company. In 1997 All Other Compensation includes $3,229 for the value of the BEARs Program, $1,604 for the Company's Supplemental Retirement Plan contribution, $8,000 for the Company Retirement Plan discretionary contribution, $1,200 for the Company Retirement Plan employer matching contribution and $958 for the IRS Benefit for term life insurance coverage provided by the Company.

(9) In 1999 All Other Compensation includes $17,991 for the value of the Split Dollar Life Insurance Plan, $4,800 for the Company Retirement Plan employer matching contribution and $2,610 for the IRS Benefit for term life insurance coverage provided by the Company. In 1998 All Other Compensation includes $8,017 for the value of the BEARs Program, $8,000 for the Company Retirement Plan discretionary contribution, $13,300 for the value of the Split Dollar Life Insurance Plan, $5,965 for the Supplemental Retirement Plan contribution, $4,800 for the Company Retirement Plan employer matching contribution and $2,197 for the IRS Benefit for term life insurance coverage provided by the Company. In 1997 All Other Compensation includes $6,458 for the value of the BEARs Program, $8,000 for the Company Retirement Plan discretionary contribution, $7,543 for the value of the Split Dollar Life Insurance Plan, $5,402 for the Supplemental Retirement Plan contribution, $1,200 for the Company Retirement Plan employer matching contribution and $2,022 for the IRS Benefit for term life insurance coverage provided by the Company.

OPTION GRANTS FOR FISCAL 1999

      The following table provides information concerning grants of stock options by the Company to the named executive officers in fiscal 1999.


                        OPTION GRANTS DURING FISCAL 1999

--------------------------------------------------------------------------------

                                                                                                       POTENTIAL REALIZABLE VALUE
                                              NUMBER OF       % OF TOTAL                                AT ASSUMED ANNUAL RATES
                                              SECURITIES       OPTIONS                                OF STOCK PRICE APPRECIATION
                                              UNDERLYING       GRANTED        EXERCISE                      FOR OPTION TERM
                                               OPTIONS     TO EMPLOYEES IN   PRICE PER    EXPIRATION  ---------------------------
            NAME            DATE OF GRANT      GRANTED       FISCAL 1999       SHARE         DATE           5%             10%
--------------------------- -------------   -------------    -----------     ---------    ----------     --------      ----------
Martin Sperber..............  05/19/99             75,000                      $12.13      05/19/09      $572,137      $1,449,907
                                            -------------
                                                   75,000       7.13
                                            =============

Dariush Ashrafi.............  05/19/99             30,000                      $12.13      05/19/09      $228,855        $579,963
                              11/18/99             50,000                       $8.94      11/18/09      $281,116        $712,403
                                            -------------
                                                   80,000       7.60
                                            =============

Paul Feuerman...............  05/19/99             30,000                      $12.13      05/19/09      $228,855        $579,963
                              12/16/99            150,000                       $9.00      12/16/09      $849,008      $2,151,552
                                             ------------
                                                  180,000      17.11
                                             ============

Paul Kleutghen..............  05/19/99             20,000                      $12.13      05/19/09      $152,570        $386,642
                                             ------------
                                                   20,000       1.90
                                             ============

Whitney K. Stearns, Jr. ....  05/19/99             12,500                      $12.13      05/19/09       $95,356        $241,651
                                             ------------
                                                   12,500       1.19
                                             ============

Javier Cayado...............  05/19/99             15,000                      $12.13      05/19/09      $114,427        $289,981
                                             ------------
                                                   15,000       1.43
                                             ============

OPTION EXERCISES AND VALUES FOR FISCAL 1999

        The following table provides information concerning options exercised in fiscal 1999 by the named executive officers and the value of such officers' unexercised options at December 25, 1999.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND
                          FISCAL YEAR-END OPTION VALUES

--------------------------------------------------------------------------------

                                                                                               Value of Unexercised
                                                          Number of Securities                     In-The-Money
                                                         Underlying Unexercised                     Options at
                                 Shares                Options at Fiscal Year-End                Fiscal Year-End
                                Acquired     Value     ---------------------------       ------------------------------
             Name             On Exercise   Realized   Exercisable   Unexercisable       Exercisable      Unexercisable
----------------------------  -----------   --------   -----------   -------------       -----------      -------------
Martin Sperber..............       0           0         602,475         198,000              0                    0
Dariush Ashrafi.............       0           0         152,467         157,283              0              $25,000
Paul Feuerman...............       0           0          91,392         233,833              0              $66,000
Paul Kleutghen..............       0           0          77,808          53,392              0                    0
Whitney K. Stearns, Jr. ....       0           0          65,117          29,833              0                    0
Javier Cayado...............       0           0          76,166          58,334              0                    0

EMPLOYMENT AGREEMENTS

        AGREEMENTS WITH MR. SPERBER. The Company entered into an employment agreement with Martin Sperber dated September 30, 1994, as amended as of March 6, 1998, November 18, 1999 and December 31, 1999, pursuant to which Mr. Sperber serves as Chairman of the Board and Chief Executive Officer of the Company. Mr. Sperber receives a base salary under this agreement of $700,000 per year and incentive compensation ranging from $250,000 to $500,000 per year, in an amount to be determined by the Compensation Committee. If Mr. Sperber's employment is terminated prior to January 1, 2001, such incentive compensation shall be based on objective criteria established by the Compensation Committee or, if no such criteria are established by the Compensation Committee, $250,000 plus the product of (x) the fraction derived by dividing (i) the sum of the actual cash incentive compensation earned by each of the three most senior executives of the Company other than Mr. Sperber in the year Mr. Sperber's employment is terminated less the sum of the minimum cash incentive compensation contemplated for such executives for such year, by (ii) the sum of the maximum cash incentive compensation contemplated for such executives for such year less the sum of the minimum cash incentive compensation contemplated for such executives for such year and (y) $250,000.

        Under this agreement, the term of Mr. Sperber's employment commenced on January 1, 1994 and terminates on January 1, 2001, unless earlier terminated by the death of Mr. Sperber, by action of the Board of Directors with or without cause, due to the disability of Mr. Sperber or by Mr. Sperber upon 30 days written notice or by Mr. Sperber following a material breach by the Company of his employment or stock option agreement that is not cured within 30 days. If the Company fails to offer Mr. Sperber the opportunity to extend his employment expiration date on or prior to such date, Mr. Sperber is entitled to receive an amount equal to his base salary on the employment expiration date plus $375,000. Mr. Sperber is also entitled to receive a gross-up payment on any payments made to him that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. If Mr. Sperber's employment is terminated without cause, in addition to all accrued but unpaid compensation to the date of termination, he is entitled to receive as severance compensation his base salary from the date of termination through January 1, 2001 and an amount equal to the product of (i) a fraction, the numerator of which is the amount of earned incentive compensation for the last full year before termination and the denominator of which is 365 and (ii) the number of days from termination until January 1, 2001. If Mr. Sperber voluntarily terminates his employment prior to January 1, 2001 (other than for an uncured breach by the Company), in addition to all accrued but unpaid compensation to the date of termination, he is only entitled to such severance pay as is determined by the Compensation Committee. If Mr. Sperber's employment is terminated for any reason other than his death or disability or for cause or by Mr. Sperber pursuant to Section 4.1(c) of his employment agreement, in each case within two years following a change in control or 90 days prior to such change in control, Mr. Sperber shall be entitled to receive a cash lump sum payment within 30 days of the later of such termination date and the change in control date, in an amount equal to twice the sum of his base salary on such termination date plus $375,000, reduced by any amounts paid or payable to Mr. Sperber pursuant to Sections 5.4(b) and (c) of his employment agreement. If Mr. Sperber's employment is terminated pursuant to Section 4.1 of his employment agreement upon his death, disability, retirement at or after age 65, or by the Company other than for cause, all unvested stock options held by Mr. Sperber on the date of such termination or retirement shall vest immediately and be fully exercisable and all stock options held by Mr. Sperber (including those vesting by reason of the preceding provision), shall remain exercisable (to the extent not exercised) for three years from the date of such termination or retirement. Mr. Sperber is prohibited from competing with the Company during the term of the agreement and until the second anniversary of the date the Company makes its final base salary payment to Mr. Sperber pursuant to the agreement.

        Following termination of Mr. Sperber's employment other than for cause, Mr. Sperber will be entitled during his lifetime and for the life of his spouse to continue to participate in, or receive benefits that, on an after-tax basis, are the same as those under all medical and dental benefit plans, policies and programs in effect at the termination of his employment. In addition, unless Mr. Sperber's employment is terminated for cause, Mr. Sperber will be entitled to a pension, beginning after the termination of his employment and continuing until the later of the death of Mr. Sperber or his spouse, in an amount equal to 45% of the average total cash compensation for the highest three of the last seven years prior to termination, reduced generally by the sum of the amount Mr. Sperber would be entitled to receive under all of the Company's qualified retirement plans (within the meaning of Section 401(a) of the Internal Revenue Code) and under Social Security if he commenced receiving such benefit payments at age 65.

        AGREEMENTS WITH MR. ASHRAFI. The Company entered into an employment agreement with Dariush Ashrafi dated November 18, 1999, as amended as of December 31, 1999, pursuant to which Mr. Ashrafi serves as President and Chief Operating Officer of the Company. Mr. Ashrafi receives a base salary under this agreement of $550,000 per year, additional compensation of $75,000 per year and an annual bonus calculated according to a formula based upon increases in the Company's earnings per share (as defined in the agreement) for the bonus year. Mr. Ashrafi also received a loan from the Company in the amount of $2,234,375 for the purchase of 250,000 shares of Common Stock at the closing price of the Common Stock on the effective date of the agreement. The loan bears interest at the rate payable from time to time by the Company under its principal bank revolving credit facility. Under this agreement, the term of Mr. Ashrafi's employment began on November 18, 1999 and terminates on the fifth anniversary of such date, unless earlier terminated by the Company with or without cause, by Mr. Ashrafi with or without Good Reason (as defined in the employment agreement) or upon the death or disability of Mr. Ashrafi. On each anniversary date of Mr. Ashrafi's employment agreement beginning with the fifth anniversary, the employment term shall be automatically extended for an additional one year period unless earlier terminated under the employment agreement or unless the Company or Mr. Ashrafi has notified the other at least six months prior to the fifth anniversary or any subsequent anniversary date that the employment term shall terminate at the end of the then current term. If the Company elects not to renew the employment agreement at the end of the term, the Company shall pay Mr. Ashrafi (i) for twelve months following the date of termination, an amount equal to the sum of the Reference Salary plus the Reference Bonus (as defined in the employment agreement) and (ii) for six months thereafter, an amount equal to one-half times the sum of the Reference Salary plus the Reference Bonus.

        If Mr. Ashrafi's employment with the Company is terminated due to death or disability, he is entitled to receive his unpaid base salary, and additional compensation through the date of termination, any awarded but unpaid incentive compensation, a pro rata bonus, reimbursement for any unreimbursed business expenses, any amounts or benefits due under any equity or benefit plan, grant or program and continued participation in all welfare plans for one year from the date of termination or such longer period in accordance with Company policy. If Mr. Ashrafi's employment is terminated by the Company without cause or by Mr. Ashrafi for Good Reason, Mr. Ashrafi is entitled to receive (A) a severance payment (i) if termination occurs prior to the third anniversary of the date of the agreement, of at least $1.5 million, equal to the product of two times the sum of the Reference Salary and Reference Bonus, (ii) if termination occurs on or after the third anniversary of the date of the agreements, equal to the product of the sum of the Reference Salary plus the Reference Bonus multiplied by a fraction, numerator of which is the remaining number of full months in the employment term and the denominator of which is twelve and (iii) if termination occurs following a change in control, equal to two times the sum of the Reference Salary and Reference Bonus but not less than $1.5 million; (B) continued participation in all welfare plans for the period of severance payments (without regard to any acceleration of such payments or two years if a lump sum payment); (C) immediate full vesting of any outstanding stock options; and (D) payment for up to one year of executive outplacement services. Mr. Ashrafi is also entitled to receive a gross-up payment on any payments made to him that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. If Mr. Ashrafi's employment is terminated by the Company for cause or by Mr. Ashrafi without Good Reason, Mr. Ashrafi shall be entitled to receive all amounts or benefits due under any equity plan or program.

        AGREEMENTS WITH MR. FEUERMAN. The Company entered into an employment agreement with Paul Feuerman dated as of January 1, 2000, pursuant to which Mr. Feuerman serves as Executive Vice President, Corporate Affairs and General Counsel of the Company. Mr. Feuerman receives a base salary under this agreement of $350,000 per year, an incentive bonus in accordance with the Company's incentive plan or policies and additional compensation payable in four annual installments of $150,000 on December 31, 2000, 2001, 2002 and 2003. Under this agreement, the term of Mr. Feuerman's employment began on January 1, 2000 and terminates 60 days after either Mr. Feuerman or the Company gives written notice that he or it does not wish to continue the employment. If Mr. Feuerman's employment with the Company is terminated for any reason, he is entitled to receive his base salary through the date of termination, any incentive compensation previously awarded but not yet paid, unreimbursed business expenses and any amounts due under benefit plans, as well as one year of outplacement services. In addition, upon termination of Mr. Feuerman's employment by the Company for any reason other than for Cause (as defined in the agreement), Disability (as defined in the agreement) or death, or by Mr. Feuerman for Good Reason (as defined in the agreement), he is entitled to receive, as a lump sum, an amount equal to one times (three times, in the event of such a termination within two years after or 90 days prior to a Change of Control (as defined in the agreement)) the sum of (a) his then current base salary, (b) his Target Bonus (as defined in the agreement) and (c) any additional compensation with respect to the year of termination. Mr. Feuerman is also entitled to receive a gross-up payment on any payments made to him that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Further, if Mr. Feuerman is terminated other than for Cause, Disability or death, or if he voluntarily terminates his employment for Good Reason, he is entitled to any unpaid additional compensation and to participate in the Company's welfare plans for one year (three years, if such termination occurs within two years after or 90 days prior to a Change of Control) following termination or until his earlier commencement of other full-time employment providing comparable welfare benefits.

        AGREEMENTS WITH MR. KLEUTGHEN. The Company entered into an employment agreement with Paul Kleutghen dated as of January 1, 2000, pursuant to which Mr. Kleutghen serves as Senior Vice President, Strategic Development of the Company. Mr. Kleutghen receives a base salary under this agreement of $265,000 per year, an incentive bonus in accordance with the Company's incentive plan or policies and additional compensation payable in four annual installments of $150,000 on December 31, 2000, 2001, 2002 and 2003. Under this agreement, the term of Mr. Kleutghen's employment began on January 1, 2000 and terminates 60 days after either Mr. Kleutghen or the Company gives written notice that he or it does not wish to continue the employment. If Mr. Kleutghen's employment with the Company is terminated for any reason, he is entitled to receive his base salary through the date of termination, any incentive compensation previously awarded but not yet paid, unreimbursed business expenses and any amounts due under benefit plans, as well as one year of outplacement services. In addition, upon termination of Mr. Kleutghen's employment by the Company for any reason other than for Cause (as defined in the agreement), Disability (as defined in the agreement) or death, or by Mr. Kleutghen for Good Reason (as defined in the agreement), he is entitled to receive, as a lump sum, an amount equal to one times (two times, in the event of such a termination within two years after or 90 days prior to a Change of Control (as defined in the agreement)) the sum of (a) his then current base salary, (b) his Target Bonus (as defined in the agreement) and (c) any additional compensation with respect to the year of termination. Mr. Kleutghen is also entitled to receive a gross-up payment on any payments made to him that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Further, if Mr. Kleutghen is terminated other than for Cause, Disability or death, or if he voluntarily terminates his employment for Good Reason, he is entitled to any unpaid additional compensation and to participate in the Company's welfare plans for one year (two years if such termination occurs within two years after or 90 days prior to a Change of Control) following termination or until his earlier commencement of other full-time employment providing comparable welfare benefits.

        AGREEMENTS WITH MR. STEARNS. The Company entered into an agreement with Whitney K. Stearns, Jr. dated as of January 1, 2000, pursuant to which Mr. Stearns serves as Senior Vice President and Chief Financial Officer of the Company. Mr. Stearns receives a base salary under this agreement of $250,000 per year, an incentive bonus in accordance with the Company's incentive plan or policies and additional compensation payable in four annual installments of $100,000 on December 31, 2000, 2001, 2002 and 2003. Under this agreement, the term of Mr. Stearns' employment began on January 1, 2000 and terminates 60 days after either Mr. Stearns or the Company gives written notice that he or it does not wish to continue the employment. If Mr. Stearns' employment with the Company is terminated for any reason, he is entitled to receive his accrued but unpaid base salary, any incentive compensation previously awarded but not yet paid, unreimbursed business expenses and any amounts due under benefit plans, as well as one year of outplacement services. In addition, upon termination of Mr. Stearns' employment by the Company for any reason other than for Cause (as defined in the agreement), Disability (as defined in the agreement) or death, or by Mr. Stearns for Good Reason (as defined in the agreement), he is entitled to receive, as a lump sum, an amount equal to one times (two times, in the event of such a termination within two years after or 90 days prior to a Change of Control (as defined in the agreement)) the sum of (a) his then-current base salary, (b) his Target Bonus (as defined in the agreement) and (c) in the event of such a termination within two years after or 90 days prior to a Change of Control, any additional compensation payable with respect to the year of termination. Mr. Stearns is also entitled to receive a gross-up payment on any payments made to him that are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Further, if Mr. Stearns is terminated other than for Cause, Disability or death, or if he voluntarily terminates his employment for Good Reason, he is entitled to any unpaid additional compensation and to participate in the Company's welfare plans for one year (two years, if such termination occurs within two years or 90 days prior to a Change of Control) following termination or until his earlier commencement of other full-time employment providing comparable welfare benefits.

        AGREEMENTS WITH MR. CAYADO. The Company entered into an agreement with Javier Cayado dated August 1, 1999, pursuant to which Mr. Cayado serves as Senior Vice President on a part-time basis. Mr. Cayado receives a base salary under this agreement of $150,000 per year, payable in equal quarterly installments of $37,500 on the first day of each quarter, an assignment fee of $3,000 per day for certain assignments from time to time and certain other benefits. Under this agreement, the term of Mr. Cayado's part-time employment began on August 1, 1999 and terminates on July 31, 2001, subject to earlier termination by Mr. Cayado upon 90 days' written notice to the Company, by the Company at any time for Cause (as defined in the agreement) or the death of Mr. Cayado. Mr. Cayado terminated the agreement effective March 6, 2000. Under this agreement, all unvested options held by Mr. Cayado became fully vested on the date of termination, and each option held by him remains exercisable until the earlier of one year from the date of termination or ten years from the date of grant of such option.

                                PERFORMANCE GRAPH

        The following graph compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of the S&P Smallcap 600 Index and a peer group index*. The graph assumes that a $100 investment was made on April 9, 1998 (the date of the Company's initial public offering) in each of the Common Stock, the S&P Smallcap 600 Index and the peer group index, and that all dividends were reinvested quarterly.

 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG SCHEIN PHARMACEUTICAL INC., THE S&P
                   SMALLCAP 600 INDEX, AND A PEER GROUP INDEX


                                                 ANNUAL RETURN PERCENTAGE
                                                       YEARS ENDING
Company Name/Index                                 12/28/98      12/25/99
SCHEIN PHARMACEUTICAL INC                           -46.20        -23.73
S&P SMALLCAP 600 INDEX                              -14.32         12.36
PEER GROUP                                           18.98          2.75

                                                     INDEXED RETURNS
                                          BASE         YEARS ENDING
                                         PERIOD
Company Name/Index                       4/8/98    12/28/98      12/25/99
SCHEIN PHARMACEUTICAL INC                 100        53.80         41.02
S&P SMALLCAP 600 INDEX                    100        85.65         95.27
                                          100       118.96        122.21


PEER GROUP COMPANIES
ALPHARMA INC -CL A
BARR LABORATORIES INC
IVAX CORP
MYLAN LABORATORIES
TEVA PHARM INDS -ADR
WATSON PHARMACEUTICALS INC.

        The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.


----------------
       * Based on information for a self-constructed peer group consisting of the following companies: Alpharma Inc., Barr Laboratories Inc., IVAX Corporation, Mylan Laboratories, Inc., Teva Pharmaceutical Industries Ltd. and Watson Pharmaceuticals Inc.

PROPOSAL 2: INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1995 NON-EMPLOYEE DIRECTOR PLAN FROM 105,000 TO 210,000.

        The Board of Directors has approved an amendment to the 1995 Non-Employee Director Plan, subject to stockholder approval, to increase the aggregate number of shares of Common Stock authorized for issuance under the 1995 Non-Employee Directors Plan from 105,000 to 210,000.

        The following description of the 1995 Non-Employee Director Plan is a summary of the principal provisions of the 1995 Non-Employee Director Plan and is qualified in its entirety by reference to the 1995 Non-Employee Director Plan.

PURPOSE OF THE 1995 NON-EMPLOYEE DIRECTOR PLAN

        The Company adopted the 1995 Non-Employee Director Plan to enable the Company to attract, retain and motivate directors who will be important to the success of the Company and to increase the identity of interest between directors and stockholders of the Company by granting certain directors non-qualified options to purchase Common Stock ("Options").

AVAILABLE SHARES

        Under the 1995 Non-Employee Director Plan, as proposed to be amended, up to 210,000 shares of Common Stock are available for issuance upon the exercise of Options granted to non-employee directors of the Company. The 1995 Non-Employee Director Plan currently authorizes the issuance of up to 105,000 shares of Common Stock upon the exercise of Options granted to non-employee directors of the Company. In general, if Options are for any reason canceled, expire or terminate unexercised, the shares covered by such Options will again be available for the grant of Options. In the event of a stock split, stock dividend, merger, consolidation or reorganization, appropriate adjustments will be made in the number and kind of securities receivable upon the exercise of Options.

ELIGIBILITY

        All non-employee directors of the Company are eligible to be granted Options under the 1995 Non-Employee Director Plan. A non-employee director is a member of the Company's Board of Directors who is not an active employee of the Company or any subsidiary of the Company. There are two classes of non-employee director for purposes of the 1995 Non-Employee Director Plan.

       o "Eligible Director -- Class 1," consists of all non-employee directors who are not in "Eligible Director -- Class 2."

       o "Eligible Director -- Class 2," consists of each non-employee director who is designated by the Board of Directors as such at the time the director is first elected to serve on the Board of Directors or, in the case of a member of the Board of Directors at the time the Plan was adopted, a director of the Company designated by the Board of Directors as such at that time. It is intended (but not required) that the Board of Directors will designate a director as an Eligible Director --Class 2 only if, at the time of the designation, the director has waived all future annual fees for serving as a director of the Company (but not fees for attending Board of Directors' meetings or committee meetings or reimbursement of out-of-pocket expenses for traveling to and from and attending such meetings).

GRANT OF OPTIONS

        Under the 1995 Non-Employee Director Plan, Options are automatically granted on the first business day after January 1st of each year without action by the Board of Directors or the stockholders of the Company to each non-employee director (the "Annual Option Grant"). The size of each Annual Option Grant is determined as follows:

        o With respect to a non-employee director who is in Eligible Director-- Class 1, by dividing $50,000 by the fair market value of a share of Common Stock on the grant date.

        o With respect to a non-employee director who is in Eligible Director-- Class 2, by dividing $100,000 by the fair market value of a share of Common Stock on the grant date.

EXERCISE OF OPTIONS

        The exercise price of an Option will be the greater of (i) the fair market value (as defined in the 1995 Non-Employee Director Plan) of a share of Common Stock at the time of the grant or (ii) the par value of a share of Common Stock.

        Each Option granted on or after August 8, 1996 is exercisable with respect to one-third of the shares on each anniversary of the date of grant. Each Option granted prior to August 8, 1996 is exercisable with respect to 20% of the shares subject to the Option on or after the first anniversary of the date of grant and with respect to an additional 20% of the shares subject to the Option on or after each of the next four anniversaries of the date of grant.

        All Options granted and not previously exercisable will become vested and immediately exercisable upon a change in control of the Company, as defined in the 1995 Non-Employee Director Plan. If a non-employee director's service on the Company's Board of Directors is terminated for any reason other than cause, all outstanding options will continue to vest and remain exercisable until the expiration of the Option. Upon a termination of the non-employee director's directorship for cause, all outstanding Options will terminate and become null and void.

        Except where an Option expires earlier, if not previously exercised, each Option will expire upon the tenth anniversary of the date of grant.

ADMINISTRATION

        The 1995 Non-Employee Director Plan is administered and interpreted by the Board of Directors of the Company or a committee comprised of two or more members of the Board of Directors to which the Board of Directors has delegated its powers and functions under the 1995 Non-Employee Director Plan. Each of those directors is intended to be a "non-employee director" as provided by Rule 16b-3 under the Exchange Act to the extent then required. Currently, the members of the committee designated to administer the 1995 Non-Employee Director Plan are Dr. Hemberger and Mr. Rosenthal. The members of the committee are generally empowered to:

       o interpret the 1995 Non-Employee Director Plan and to decide any questions and settle any controversies or disputes that may arise in connection with the 1995 Non-Employee Director Plan;

       o to establish, amend and rescind rules for carrying out the 1995 Non-Employee Director Plan;

       o      administer the 1995 Non-Employee Director Plan;

       o prescribe the forms of instruments evidencing Options and any other instruments required under the 1995 Non-Employee Director Plan and to change such forms from time to time; and

       o make all other determinations and to take all actions in connection with the 1995 Non-Employee Director Plan and the Options as the committee, in its sole discretion, deems necessary or desirable.

Any determination, action or conclusion of the committee is final, conclusive and binding.

AMENDMENT AND TERMINATION OF THE PLAN

        The 1995 Non-Employee Director Plan provides that it may be amended by the Committee or the Board of Directors at any time, and from time to time, to effect (i) amendments necessary or desirable in order that the 1995 Non-Employee Director Plan and the Options granted thereunder conform to all applicable laws, and (ii) any other amendments deemed appropriate. However, to the extent required by law, no amendment may be made that would require the approval of the stockholders of the Company under applicable law unless such approval is obtained. The 1995 Non-Employee Director Plan may be amended or terminated at any time by the stockholders of the Company. Except as otherwise required by law, no termination, amendment or modification of the 1995 Non-Employee Director Plan may, without the consent of the holder of an Option or the permitted transferee of the holder's Option, alter or impair the rights and obligations under any then outstanding Option.

MISCELLANEOUS

        Awards under the 1995 Non-Employee Director Plan are generally nontransferable, otherwise than by will or under applicable laws of descent and distribution, and may be exercised only by the optionee or the optionee's guardian or legal representative.

U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion of the principal U.S. federal income tax consequences with respect to Options under the 1995 Non-Employee Director Plan is based on statutory authority and judicial and administrative interpretations as of the date of this Proxy Statement, which are subject to change at any time (possibly with retroactive effect) and may vary in individual circumstances. Therefore, the following is designed to provide only a general understanding of the federal income tax consequences (state and local income tax and estate tax consequences are not addressed below). This discussion is limited to the U.S. federal income tax consequences to individuals who are citizens or residents of the U.S., other than those individuals who are taxed on a residence basis in a foreign country.

        In general, an optionee will realize no taxable income upon the grant of nonqualified stock options and the Company will not receive a deduction at the time of such grant, unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price, but such amount will not be subject to federal wage withholding or employment taxes. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his or her holding period for the stock. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

        As a result of Section 16(b) of the Exchange Act and the rules and regulations thereunder, the timing of income recognition may be deferred following the exercise of an Option. In addition, any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules, and in the event that the exercisability of an Option is accelerated because of a change in control, payments relating to the Options, either alone or together with certain other payments may constitute parachute payments under
Section 280G of the Internal Revenue Code, which excess amounts may be subject to excise taxes and be nondeductible by the Company.

        The 1995 Non-Employee Director Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The 1995 Non-Employee Director Plan is not, nor is it intended to be, qualified under Section 401(a) or 421 of the Internal Revenue Code.

VOTE REQUIRED

        Approval of the amendment to the 1995 Non-Employee Director Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting, provided that the total votes cast on such proposal represents over 50% of all shares of Common Stock entitled to vote on the proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                     VOTE FOR THE ADOPTION OF THIS PROPOSAL

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board of Directors requests that the stockholders ratify its selection of BDO to serve as the Company's independent auditors for the fiscal year ending December 30, 2000. BDO examined the consolidated financial statements of the Company for the fiscal year ended December 25, 1999. Representatives of BDO will be present at the Annual Meeting to make a statement if they desire to do so and to respond to questions by stockholders.

VOTE REQUIRED

        The affirmative vote of a majority of the shares voted at the meeting is required for the ratification of the Board's selection of BDO as the Company's independent auditors for the fiscal year ending December 30, 2000.

RECOMMENDATION OF THE BOARD OF DIRECTORS

                 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
                     VOTE FOR THE ADOPTION OF THIS PROPOSAL.

                            RESTRUCTURING AGREEMENTS

        In September 1994, in connection with Bayer Corporation's acquisition of its interest in the Company, the Company, Bayer Corporation, Mr. Sperber, and certain other principal stockholders entered into certain agreements (the "Restructuring Agreements") relating to the governance of the Company and certain other matters.

        AGREEMENTS RELATING TO CONTROL OF THE COMPANY

        The Restructuring Agreements provide that, until Bayer Corporation owns less than 10% of the outstanding Common Stock (the "Governance Termination Date"), Bayer Corporation shall be entitled to nominate a number of members of the Board of Directors of the Company equal to the product of (a) the number of members of the Board of Directors and (b) its percentage stockholdings of Common Stock at the time of nomination.

        Until the earlier of May 15, 2001 and a sale of shares of Common Stock by Bayer Corporation other than to a Permitted Assignee (as defined below), the Company may not, without Bayer Corporation's consent, among other things, (a) own, manage or operate any business not principally engaged in a segment of the pharmaceutical or health care industry or any business ancillary thereto, (b) amend or restate the Company's charter or by-laws to require more than majority approval to elect a majority of the Board of Directors or (c) engage in transactions with any affiliate on terms more favorable to the affiliate than could be obtained in an arm's-length transaction, other than intercompany transactions and transactions under the Restructuring Agreements.

        The Restructuring Agreements impose certain restrictions on Bayer Corporation and its affiliates until May 15, 2001 (the "Standstill Period"). Specifically, the Restructuring Agreements provide that Bayer Corporation may purchase shares of Common Stock to increase its ownership up to a maximum ownership, in the aggregate, of 33 1/3% until May 15, 2000 and 36 2/3% between May 16, 2000 and May 15, 2001 (the "Standstill"). During the Standstill Period, Bayer Corporation and its affiliates may not, among other things, (a) acquire, announce an intention to acquire or offer to acquire any assets of the Company or its subsidiaries (other than in the ordinary course) or equity securities of the Company, (b) participate in or encourage the formation of a group or entity that seeks to acquire equity securities of the Company, (c) solicit proxies or become a participant in any election contest with respect to the Company, (d) initiate or otherwise solicit stockholders for the approval of stockholder proposals or induce any other person to initiate any stockholder proposal, (e) seek to place designees on, or remove any member of, the Board or Directors, (f) deposit any equity securities in a voting trust or like arrangement, (g) seek to control the management of the Company or negotiate with any person with respect to any form of extraordinary transaction with the Company or other transaction not in the ordinary course of business, or be involved in a tender or exchange offer or other attempt to violate the Standstill or (h) request the Company or otherwise seek to amend or waive any provision of the Standstill.

        After the Standstill Period, Bayer Corporation has the right to acquire control of the Company through open market purchases, and under certain circumstances within six months of the end of the Standstill Period, to acquire from certain principal stockholders of the Company or from the Company a number of shares that would enable Bayer Corporation to own a majority of the outstanding shares of Common Stock. During the Standstill Period, under the terms of the Restructuring Agreements, Bayer Corporation has the right to acquire, including under certain circumstances the right to acquire from the Company and certain of its principal stockholders at fair market value, unless Bayer Corporation has sold shares of Common Stock other than to certain permitted transferees, (i) shares in connection with its exercise of certain preemptive rights, (ii) before May 15, 2001, shares necessary to acquire ownership of at least 21% more of the outstanding Common Stock than any other holder of 10% or more of the Common Stock (other than an employee benefit plan or a person who was a stockholder as of September 30, 1994) and (iii) if, on May 15, 2001, the total number of shares issued and outstanding (less restricted securities, as defined therein) is less than 133% of the number of shares that, when added to Bayer Corporation's shares, equals a majority of the shares then outstanding, shares equal to such amount.

        Under the Restructuring Agreements, if Bayer Corporation for any reason acquires shares of Common Stock in excess of the New Percentage (as defined below), until May 15, 2001, Bayer Corporation shall vote those excess shares in accordance with the instructions of Mr. Sperber (or, in the absence of such instructions, the excess shares shall be deemed not to be present or voting) and those excess shares will not be considered in determining the number of director nominees to which Bayer Corporation is entitled. The "New Percentage" means 33 1/3% before May 15, 2000, 36 2/3% thereafter and before May 15, 2001.

        Under the Restructuring Agreements, each of Marvin Schein, Pamela Schein and Pamela Joseph has agreed that such individual, and certain members of such individual's family members, related trusts or estates, or other entities owned exclusively by such individual, family members trusts or estates (collectively, the "Family Group"), shall not acquire shares if, as a consequence of the acquisition, such individual, together with such individual's Family Group, owns in excess of (a) in the case of Marvin Schein and his Family Group, 35.85% of the Common Stock, (b) in the case of Pamela Schein and her Family Group, 27.55% of the Common Stock and (c) in the case of Pamela Joseph and her Family Group, 12.97% of the Common Stock.

        RESTRICTIONS ON TRANSFER

        Under the Restructuring Agreements, Marvin Schein, Pamela Schein, Pamela Joseph, Martin Sperber, Stanley Bergman and certain trusts established by these individuals (collectively, the "Continuing Stockholders") have been granted certain registration rights. In addition, Bayer Corporation may transfer its shares of Common Stock in connection with certain registration rights granted to Bayer Corporation under the Restructuring Agreements or to a Permitted Assignee. A "Permitted Assignee" is (a) a successor to all or substantially all the business and assets of Bayer Corporation or a majority-owned subsidiary of Bayer Corporation who agrees to be bound by the Restructuring Agreements, (b) with respect to certain preemptive rights, rights of first refusal and rights of first offer, a single purchaser who, immediately after the purchase and for 60 days thereafter, owns at least 10% of the shares then owned by Bayer Corporation and who agrees to be bound by the Standstill and (c) with respect to certain registration rights, any person referred to in (a) above and up to three non-affiliated purchasers who, immediately after the respective purchases and for 60 days thereafter, own in the aggregate at least 20% of the shares then owned by Bayer Corporation and who agree to be bound by the Standstill.

        If Bayer Corporation sells any of its shares of Common Stock to any unaffiliated third party, then the following of Bayer Corporation's rights under the Restructuring Agreements terminate: the right to consent to certain transactions of the Company; the right to purchase additional shares on Company issuances of equity securities; the right to acquire shares to maintain an ownership percentage of more than 21% of outstanding shares over certain 10% holders; the right to acquire from the Company or Marvin Schein, Pamela Schein, Pamela Joseph and certain trusts established by them or for their issue (collectively, the "Family Stockholders") under certain circumstances after the Standstill Period, shares for a controlling interest in the Company; and rights of first refusal with regard to share transfers by Continuing Stockholders. However, certain of those rights (i.e., rights to purchase additional shares on Company issuances of equity securities and rights of first refusal) may be transferred to a single purchaser who owns at least 10% of the shares of Common Stock then owned by Bayer Corporation and who agrees to be bound by the Standstill obligations.

        Mr. Sperber and Mr. Bergman may not transfer any of their shares of Common Stock to Bayer Corporation except in certain open market transactions and except to the extent that Bayer Corporation first offered to purchase such shares from the Family Stockholders and the Family Stockholders did not sell such shares.

        The Company may not transfer any of its shares of Common Stock to Bayer Corporation, except to the extent that Bayer Corporation is entitled to purchase shares under the Restructuring Agreements and those shares are not purchased in the open market or from Family Stockholders.

        RIGHTS OF INCLUSION AND FIRST REFUSAL

        If, at any time prior to the end of the Standstill Period or at any time that Bayer Corporation sells shares other than to a Permitted Assignee, the Company is not entitled to exercise its right of first refusal under the Restructuring Agreements and a Continuing Stockholder is permitted, and in good faith wishes, to sell shares of Common Stock to a third party (other than sales under Rule 144 under the Securities Act), Bayer Corporation shall have the right of first offer to purchase those shares of Common Stock on the same terms as the Continuing Stockholder wishes to sell the shares of Common Stock.

        The Restructuring Agreements provide that if, at any time prior to June 15, 2000, Bayer Corporation is permitted under the Restructuring Agreements, and in good faith wishes, to sell shares of Common Stock to a third party, the Company and the Continuing Stockholders shall have the right of first offer to purchase those shares of Common Stock on the same terms as Bayer Corporation wishes to sell the shares of Common Stock.

                            CERTAIN OTHER AGREEMENTS

        In February 1998, the Company entered into a strategic alliance agreement with Cheminor Drugs Limited ("Cheminor"), Dr. Reddy's Laboratories Limited and Reddy-Cheminor, Inc. As part of the arrangement, each party is entitled to representation on the other company's board of directors consistent with its equity interest, at all times during which each party owns at least ten percent of the total issued and outstanding shares of the other party. Currently, Cheminor does not own any shares of Common Stock and, accordingly, is not entitled to representation on the Company's Board of Directors.

                              CERTAIN TRANSACTIONS

        In 1994, the Company entered into a Heads of Agreement with Bayer Corporation and Bayer A.G. (collectively, "Bayer"), pursuant to which the Company and Bayer committed together to explore business opportunities for the U.S. and abroad. Under the agreement, the parties agreed to share expertise, personnel, products and production facilities where appropriate to (i) explore potential areas of mutual interest and cooperation in the U.S. domestic market,
(ii) identify multisource pharmaceutical business opportunities abroad and (iii) explore the use of Bayer's chemical synthesis expertise to provide the Company with chemical drug ingredients. The agreement provides that any decision to pursue a project must be approved by both parties and based on a separately negotiated contractual agreement.

        The Company had a co-promotion agreement with Bayer Corporation, covering INFeD(R) which expired in June 1999 (the "INFeD Agreement"). Under the terms of the INFeD Agreement, in exchange for promotional support, the Company shared with Bayer Corporation financial results in excess of specified threshold amounts. The Company incurred selling expenses under the INFeD Agreement (in the form of payments to Bayer) of approximately $1.5 million, $3.0 million and $4.2 million in 1999, 1998 and 1997, respectively. In July 1999, the Company entered into a co-promotion agreement with Bayer covering Ferrlecit which expires on August 31, 2000 (the "Ferrlecit Agreement"). Under the Ferrlecit Agreement, the Company pays Bayer Corporation a service fee and shares with Bayer Corporation financial results in excess of specified threshold amounts. The Company incurred selling expenses under the Ferrlecit Agreement (in the form of payments to Bayer) of approximately $500,000 in 1999.

        Since 1994, the Company and Bayer, through their respective affiliates, have entered into several joint ventures to own, manage or develop generic pharmaceutical businesses outside of the U.S. Each of Schein and Bayer have contributed various assets and rights and funded the operations of these ventures, and in certain circumstances have guaranteed certain liabilities of these ventures, such as leases and lines of credit. The Company and Bayer sell products to certain of these ventures for resale in their local markets. From time to time, the Company or Bayer has acquired the other party's interest in the joint venture. Each of the Company and Bayer continues to evaluate its relative position in markets where it has a multisource business.

        In June 1999, the Company acquired the remaining 50% interest in a United Kingdom joint venture for a $1.2 million note payable to Bayer and the assumption of current liabilities including $2.2 million of bank debt.

        During 1998 and 1997, the Company invested approximately $0.3 million and $0.2 million, respectively, in each of several international pharmaceutical businesses. These businesses are jointly owned with subsidiaries of Bayer AG. At December 25, 1999 the Company jointly owned two international pharmaceutical businesses with Bayer subsidiaries and had guaranteed $6.1 million of borrowings of these businesses. In 1999 these jointly owned international businesses (including the United Kingdom joint venture through June 1999) had $14.4 million in sales and had expenses of $16.6 million resulting in a net loss of $2.2 million for the year.

        In 1997, the Company, together with the Pharmaceutical, Consumer Healthcare, Afga Film and Diagnostics divisions of Bayer Corporation, created a marketing collaboration called Bayer Healthcare Partners. Through Bayer Healthcare Partners, the participants combine their sales and marketing efforts to offer, on a case-by-case basis, a package of goods and services designed to be more attractive to a customer, most likely a managed healthcare provider. The participants share in the costs of these combined marketing efforts. The Company's participation in Bayer Healthcare Partners is determined on a year to year basis. In fiscal 1999 and in fiscal 1998, the Company incurred expenses of approximately $0.5 million and $0.4 million, respectively, in connection with this arrangement. Under its existing arrangement with Bayer Healthcare Partners, the Company is not required to share revenues or profits with other participants.

        In the ordinary course of business, the Company sells pharmaceutical products to affiliates, including Henry Schein, Inc., for distribution to their customers. Net sales to affiliates were $3.4 million, $8.6 million and $12.8 million in fiscal 1999, 1998 and 1997, respectively. Such net sales include net sales to Henry Schein, Inc. of $2.5 million, $5.1 million, and $10.0 million in fiscal 1999, 1998 and 1997, respectively. Certain of the Company's principal stockholders are principal stockholders of Henry Schein, Inc. All transactions between the Company and its affiliates are on an arm's length basis.

        In connection with his employment agreement dated as of November 18, 1999, the Company loaned Mr. Ashrafi $2,234,375 at an interest rate equal to the interest rate payable from time to time under its principal bank revolving credit facility. The proceeds of the loan were used by Mr. Ashrafi to purchase Common Stock from the Company. As of February 26, 2000, the unpaid outstanding balance of the loan was $2,287,607, which includes accrued interest of $53,232.

        Richard L. Goldberg is a member of Proskauer Rose LLP, which rendered legal services to the Company in 1999 and continues to render such services in 2000. Mr. Goldberg is not an officer or employee of the Company.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's outstanding Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of the Common Stock. Based solely upon a review of Forms 3, 4 and 5 furnished to the Company with respect to fiscal 1999, the Company believes that its executive officers, directors and beneficial owners of more than 10% of the Company's outstanding Common Stock complied with Section 16(a) filing requirements, except that during 1999, an Initial Report on Form 3 was not timely filed with respect to Whitney K. Stearns, Jr. when he became an executive officer of the Company due to clerical oversight, and the filing of Reports on Form 5 were delayed by one day due to an administrative error.

                              STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at the 2001 annual meeting of stockholders must be received by the Company in writing no later than December 1, 2000 to be eligible for inclusion in the Company's proxy statement for that meeting. If notice of a stockholder proposal is not received by the Company on or before February 14, 2001, management will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

                                  OTHER MATTERS

        Upon written request addressed to the Company's Director of Investor Relations at 100 Campus Drive, Florham Park, New Jersey 07932 from any person solicited herein, the Company will provide, at no cost, a copy of its Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 25, 1999.

                                      BY ORDER OF THE BOARD OF DIRECTORS


                                      Paul Feuerman
                                      Secretary

DATED: April 14, 2000

                           SCHEIN PHARMACEUTICAL, INC.

             PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- MAY 16, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          Please mark, sign, date and return in the enclosed envelope.

        The undersigned stockholder of Schein Pharmaceutical, Inc. (the "Company") hereby appoints Martin Sperber, Dariush Ashrafi and Paul Feuerman, and each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 16, 2000, beginning at 10:00 a.m., local time, at The Madison Hotel, One Convent Road, Morristown, New Jersey 07960, and at any postponement or adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

(1)     Election of Directors

        { }   FOR                                       Dariush Ashrafi
        all nominees listed to the right (except as marked to the contrary)

        { }   WITHHOLD AUTHORITY                        Harvey Rosenthal
        to vote for all nominees listed to the right


INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
               NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT
               NOMINEE'S NAME AS SET FORTH ABOVE.

(2) Proposal to increase the aggregate number of shares of the Company's Common Stock subject to awards under the Company's 1995 Non-Employee Director Stock Option Plan from 105,000 to 210,000 shares.

            { }  FOR              { }   AGAINST               { }   ABSTAIN

(3) Proposal to ratify the appointment of BDO Seidman, LLP as the Company's Independent Auditors for the fiscal year ending December 30, 2000.

            { }  FOR              { }   AGAINST               { }   ABSTAIN

(4) To consider and act upon any procedural matters relating to the conduct of the meeting and any adjournment thereof.

        All as more particularly described in the Proxy Statement dated April 14, 2000, relating to such meeting, receipt of which is hereby acknowledged.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.



                                             -----------------------------------


                                             -----------------------------------
                                                Signature(s) of Stockholder(s)


                                             -----------------------------------


                                             -----------------------------------
                                                Print Name(s) of Stockholder(s)


                                             Please sign your name exactly as it
                                             appears hereon. Joint owners must
                                             each sign. When signing as
                                             attorney, executor, administrator,
                                             trustee or guardian, please give
                                             your full title as it appears
                                             hereon.


                                             Dated ______________________, 2000.


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